Exhibit 99.1

Celator® Pharmaceuticals Announces Business Update and Fourth Quarter and Full Year 2015 Financial Results

-- Recently announced statistically significant improvement in overall survival and induction response rate from pivotal Phase 3 trial for VYXEOS in high-risk (secondary) AML --

-- NDA submission for VYXEOS planned for third quarter of this year --

-- Ended year with $23.3 million cash and cash equivalents; additional $9.8 million net proceeds raised in first quarter 2016 now provides sufficient cash into the second quarter of 2017 --

EWING, N.J., March 21, 2016 /PRNewswire/ -- Celator Pharmaceuticals, Inc. (Nasdaq: CPXX), a biopharmaceutical company that is transforming the science of combination therapy and developing products to improve patient outcomes in cancer, today reported business highlights and financial results for the fourth quarter and year ended December 31, 2015.

“In 2015, Celator continued to meet important milestones with VYXEOS™ and the CombiPlex® platform,” said Scott Jackson, chief executive officer of Celator. “Recently, we announced positive results from our Phase 3 trial in patients with high-risk (secondary) acute myeloid leukemia (AML), comparing VYXEOS to the long established standard of care, known as 7+3. We submitted results from the Phase 3 trial to the American Society of Clinical Oncology 2016 Annual Meeting. Based on these results, we expect to submit a New Drug Application to the FDA in the third quarter of this year. In addition, in 2015 we embarked on a broader clinical development program via several trials evaluating VYXEOS in other AML patient populations as well as other blood cancers. Lastly, we were pleased to report data from novel combinations involving targeted therapies based on our CombiPlex technology platform. This is a very exciting and transformational time for Celator.”

The following are expected milestones for VYXEOS:

•	3Q 2016 – New Drug Application (NDA) submission

•	1Q 2017 – Marketing Authorization Application (MAA) submission

•	Mid-2017 – Prescription Drug User Fee Act (PDUFA) date (assuming FDA priority review)

•	1Q 2018 – Committee for Medicinal Products for Human Use (CHMP) opinion date

Recent Business and Fourth Quarter 2015 Highlights

VYXEOS (CPX-351)

•	In March, Celator announced that the Phase 3 trial for VYXEOS in patients with high-risk (secondary) acute myeloid leukemia demonstrated a statistically significant improvement in overall survival.

•	In January, Celator announced participation in a Cardiff University clinical trial in patients with AML or High-Risk Myelodysplastic Syndrome (HR-MDS).

•	In December, data were presented on VYXEOS at the American Society of Hematology (ASH) meeting. Most notable were data presented showing VYXEOS did not prolong the QT/QTc interval, a positive safety outcome. The drugs remain encapsulated in the nano-scale delivery vehicle while circulating in the plasma (>97% over the first 24 hours), which allows the drugs to be delivered directly to leukemia cells at the synergistic 5:1 molar ratio. The trial included patients with newly diagnosed AML, relapsed/refractory AML and relapsed/refractory ALL. Responses were seen in each of the three acute leukemia patient populations.

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•	Also in December at the ASH meeting we presented data on health resource utilization (HRU) assessments from our previously published randomized Phase 2 trial comparing first-line treatment with VYXEOS to the 7+3 regimen, in newly diagnosed older patients (age 60-75) with AML. A number of outcomes (such as fewer inductions to respond, more patients receiving consolidation on an outpatient basis, improvement in the ratio of median event-free survival days to median hospital days) were favorable for VYXEOS compared to 7+3.

•	In October, VYXEOS was recognized with the Nanomedicine Award 2015. This award recognizes projects or products that have been developed using innovative solutions based on nanotechnology.

Technology Platform

•	In October, positive results were presented from our CombiPlex technology platform applied to drug combinations incorporating molecularly targeted agents (MTAs) at the AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics. The successful application of this technology to molecularly targeted agents across a wide range of drug classes makes a compelling data package that we believe will be instrumental in pursuing R&D collaborations with pharmaceutical companies.

General Business

•	In November, Celator announced it was approved to sell $1.8 million of its net operating losses and unused research and development (R&D) credits under the New Jersey Technology Business Tax Certificate Transfer Program for the year 2015, for which the company received $1.7 million in non-dilutive financing.

•	In November, Celator announced a notice of allowance of claims by the United States Patent and Trademark Office for the patent “Compositions for Delivery of Drug Combinations.” This patent covers the Company’s proprietary CombiPlex technology, and the allowed claims increase the scope of drug delivery vehicles covered by the patent.

Financial Highlights

•	Cash Position: Cash and cash equivalents as of December 31, 2015 were $23.3 million, compared to $32.4 million as of December 31, 2014. During the first quarter of 2016, the Company sold 1,353,900 shares of common stock through an at-the-market (ATM) equity offering program for net proceeds of $9.8 million. Management believes that the cash and cash equivalents at December 31, 2015, and the cash generated to date from sales under the ATM will be sufficient to meet estimated working capital requirements and fund planned operations into the second quarter of 2017.

•	R&D Expenses: Research and development expenses increased to $2.8 million for the three months ended December 31, 2015 from $2.7 million for the same period in 2014. For the year ended December 31, 2015 research and development expenses decreased to $11.8 million from $11.9 million for the same period in 2014. The full year decrease in R&D expenses was largely due to a decrease in clinical and regulatory activities during the year related to the Phase 3 trial of VYXEOS as the trial was fully enrolled, offset by an increase in expenses relating to our work on the CombiPlex platform.

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•	G&A Expenses: General and administrative expenses increased to $1.9 million for the three months ended December 31, 2015 from $1.8 million for the same period in 2014. For the year ended December 31, 2015 general and administrative expenses increased to $7.7 million from $7.3 million for the same period in 2014. The increase was primarily attributable to increases in compensation and stock option expense, investor relations and consulting.

•	Net Loss: Net loss increased to $4.4 million for the three months ended December 31, 2015 from $2.4 million for same period in 2014. For the year ended December 31, 2015 net loss increased to $19.3 million from $16.9 million for the same period in 2014. The increase in net loss was primarily attributable to increased interest expense and a reduction in income tax benefit.

About Celator Pharmaceuticals, Inc.

Celator Pharmaceuticals, Inc., with locations in Ewing, N.J., and Vancouver, B.C., is an oncology-focused biopharmaceutical company that is transforming the science of combination therapy, and developing products to improve patient outcomes in cancer. Celator’s proprietary technology platform, CombiPlex®, enables the rational design and rapid evaluation of optimized combinations of anti-cancer drugs, incorporating traditional chemotherapies as well as molecularly targeted agents to deliver enhanced anti-cancer activity. CombiPlex addresses several fundamental shortcomings of conventional combination regimens, as well as the challenges inherent in combination drug development, by identifying the most effective synergistic molar ratio of the drugs being combined in vitro, and fixing this ratio in a nano-scale drug delivery complex to maintain the optimized combination after administration and ensuring exposure of this ratio to the tumor. Celator’s lead product is VYXEOS™ (also known as CPX-351), a nano-scale liposomal formulation of cytarabine:daunorubicin in Phase 3 clinical testing for the treatment of acute myeloid leukemia. We have also conducted clinical development on CPX-1, a nano-scale liposomal formulation of irinotecan:floxuridine studied in colorectal cancer; and have a preclinical stage product candidate, CPX-8, a hydrophobic docetaxel prodrug nanoparticle formulation. More recently, the Company has advanced its CombiPlex platform and broadening its application to include molecularly targeted therapies.

For more information, please visit Celator’s website at www.celatorpharma.com. Information on ongoing trials is available at www.clinicaltrials.gov.

Forward-Looking Statements:

To the extent that statements contained in this press release are not descriptions of historical facts regarding Celator, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “anticipate,” “estimate,” “intend,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Examples of forward-looking statements contained in this press release include, among others, statements regarding the safety, potential efficacy, therapeutic potential, our expectations regarding the timing of our regulatory filings and the timing of regulatory approvals, and commercial potential of VYXEOS (also known as CPX-351), the availability of data from clinical studies, our expectations regarding our research and development programs, expanding our pipeline and advancing our CombiPlex platform, our ability to pursue R&D collaborations with pharmaceutical companies and our expectation regarding the sufficiency of our working capital. Forward-looking statements in this release involve substantial risks and uncertainties that could cause our clinical development programs, future results, working capital performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the regulatory process, whether the final results of our clinical studies will be supportive of regulatory approval to market VYXEOS and other matters that could affect the commercial potential of our drug candidates, the uncertainties inherent in the conduct of future clinical studies, enrollment in clinical studies, whether clinical trial results obtained to date will be predictive of future results, our ability to raise capital and the trading of our common stock. Celator undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Celator in general, see Celator’s Form 10-K for the year ended December 31, 2015 and other filings by Celator with the U.S. Securities and Exchange Commission.

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Celator Pharmaceuticals, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$23,253,328	$32,413,777
Restricted cash	149,017	194,561
Other receivables	74,244	21,102
Prepaid expenses and deposits	421,491	482,472
Other current assets	414,904	458,278
Total current assets	24,312,984	33,570,190
Property and equipment, net	861,490	1,004,412
Other assets	460,710	544,501
Total assets	$25,635,184	$35,119,103

Liabilities
Current liabilities:
Current portion of debt	$5,378,134	$284,961
Accounts payable	778,360	723,765
Accrued liabilities	2,377,713	1,735,420
Current portion of deferred revenue	45,249	542,986
Total current liabilities	8,579,456	3,287,132

Deferred revenue	-	45,249
Other liabilities	1,026,993	45,408
Loans payable	9,497,822	9,836,256
Total liabilities	19,104,271	13,214,045
Commitments and contingencies (Note 15)

Stockholders' equity
Preferred stock
Authorized 20,000,000 shares, par value $0.001	-	-
Common stock
Authorized 200,000,000 shares, par value $0.001
Issued and outstanding 34,944,150 and 33,681,355 shares as of December 31, 2015 and 2014, respectively	34,944	33,681
Warrants	1,083,193	1,083,193
Additional paid-in capital	175,229,643	171,289,703
Accumulated other comprehensive loss	(1,133,266)	(1,133,266)
Accumulated deficit	(168,683,601)	(149,368,253)
Total stockholders' equity	6,530,913	21,905,058
Total liabilities and stockholders' equity	$25,635,184	$35,119,103

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Celator Pharmaceuticals, Inc. and Subsidiaries

Consolidated Statements of Loss

(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2015	2014	2015	2014
Expenses
Research and development	$2,751,038	$2,653,612	$11,772,032	$11,892,368
Leukemia & Lymphoma Society funding	(135,746)	(635,746)	(1,442,986)	(1,542,986)
General and administrative	1,949,489	1,800,380	7,668,475	7,292,159
Loss on disposal of property and equipment	-	77,624	-	77,624
Amortization and depreciation	50,220	50,883	198,282	195,492
Operating loss	(4,615,001)	(3,946,753)	(18,195,803)	(17,914,657)
Other income (expenses)
Foreign exchange gain (loss)	1,511	(3,372)	(19,383)	(31,093)
Interest and miscellaneous income	2,369	2,857	8,869	10,001
Interest expense	(485,633)	(343,859)	(1,793,237)	(903,890)
Loss before income taxes	(5,096,754)	(4,291,127)	(19,999,554)	(18,839,639)
Income tax benefit	684,206	1,936,756	684,206	1,936,756
Net loss	$(4,412,548)	$(2,354,371)	$(19,315,348)	$(16,902,883)

Net loss per share
Basic and diluted	$(0.13)	$(0.07)	$(0.57)	$(0.62)

Weighted average of common shares outstanding
Basic and diluted	34,515,560	31,450,092	33,949,956	27,422,460

CONTACTS:

Media:
Mike Beyer
Sam Brown, Inc.
312-961-2502
mikebeyer@sambrown.com

Investors:
Adam Krop
The Trout Group
646-378-2963
akrop@troutgroup.com

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